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                                                                    Exhibit 23.1


                          CONSENT OF ERNST & YOUNG LLP


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 7, 1997, except as to Note 12, as to which the date is September 25, 1997, in the Registration Statement (Form S-1) and related Prospectus of Dan River Inc. for the registration of shares of its common stock dated September 26, 1997.

     Our audits also include the financial statement schedules of Dan River Inc. listed in Item 16(b). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.
In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                 Ernst & Young LLP


Charlotte, North Carolina
September 25, 1997